THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

6% CONVERTIBLE DEBENTURE

No. 1	US$500,000

VYCOR MEDICAL, INC.

SENIOR CONVERTIBLE DEBENTURE

DUE FEBRUARY 15, 2008

FOR VALUE RECEIVED, Vycor Medical, Inc. (the "Company") promises to pay to Regent Private Capital, LLC, or any other registered holder(s) hereof and its or their authorized successors and permitted assigns (" Holder"), the aggregate principal face amount of US$500,000 on or before February 15, 2009 ("Maturity Date"), together with interest thereon at six percent (6%) per annum. The Holder shall have the sole option to extend the Maturity Date for a period of six months. Accrued interest shall be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture ("Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms hereof and duly entered in the Debenture Register. The principal amount of this Debenture is payable at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. The Holder's address initially provided to the Company is as set forth in Section 16(b) below. The Company may, at its option, elect to pay accrued interest under this Debenture, by issuing to the Holder shares of common stock in the Company with a value equal to such accrued interest. In such event, the value of the common stock issued in lieu of payment of accrued interest will be mutually agreed upon by the Company and the Holder prior to the Company having the right to make payment in such fashion. The Company will pay the outstanding principal and accrued interest due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check or wire transfer.

This Debenture is one of a series of two Convertible Debentures, each in the original principal amount of $500,000, to be issued pursuant to the Convertible Debenture Purchase Agreement dated February 15, 2008 ("Purchase Agreement"), and secured pursuant to the terms of a Security Agreement of even date with the Purchase Agreement ("Security Agreement").

This Debenture is subject to the following additional provisions:

1.   Issuance.   The Debenture may be exchanged for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $50,000 each. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith. The Company shall he entitled to withhold from all payments any amounts required to be withheld under the applicable laws.

2.   Loss, Theft, Destruction of Debenture.   Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid principal amount dated as of the date hereof (which shall accrue interest from the most recent interest payment date on which an interest payment was made in full).

3.   Transfer. This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the Holder hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Debenture, electing to exercise the right of conversion set forth in Section 4 (a) hereof, in addition to the requirements set forth in Section 4 (a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that the Debenture is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit I. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4.   Conversion   The Holder is entitled, at its option, to convert all or any amount of the principal face amount of this Debenture then outstanding into shares of common stock of the Company at a Conversion Price of $.01230 per share, subject to adjustment as provided herein. If the number of resultant Conversion Shares would as a matter of law or pursuant to regulatory authority require the Company to seek member approval of such issuance, the Company has, prior to the issuance hereof, taken the necessary steps to obtain such approval. Such conversion shall be effectuated, by the Company delivering the Conversion Shares to the Holder within 30 days of receipt by the Company of the Notice of Conversion. Once the Holder has received such Conversion Shares, the Holder shall surrender the Debenture (or portion thereof) to be converted to the Company, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank. If the Company shall fail to deliver the Conversion Shares to the Holder within such 30 day period, the Conversion Price shall be automatically reduced by twenty-five percent (25%), and shall be reduced an additional ten percent (10%) for each additional 30 day period (or portion thereof) thereafter. In the event of a partial conversion of the Debenture, the Company will immediately issue a replacement Debenture covering the unconverted portion.

To the fullest extent permitted by law, the Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 1 1 U.S.C. § 362 in respect of the Holder's conversion privilege. The Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the conversion of this Debenture. The Company agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 1 1 U.S.C. § 362.

No fractional shares or scrip representing fractional shares shall be delivered upon conversion of this Debenture. Instead of any fractional Conversion Shares which otherwise would be delivered upon conversion of this Debenture, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by the Conversion Price on the date of Conversion. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

5.   Priority; Security. The obligation evidenced by this Debenture shall be senior to all other obligations of the Company other than obligations specifically approved by the Holder; provided that the obligation evidenced by this Debenture shall be of equal priority for all purposes with that certain Bridge Loan Debenture dated June 21, 2007, in the original principal amount of $172,500 held by Fountainhead Capital Partners Limited (the "FCP Debenture"). The obligation evidenced by this Debenture is secured by a first priority security interest (and equal in priority to the first priority' security interest securing the FCP Debenture), in all of the assets of the Company other than liens specifically approved by the Holder. As a condition to funding this Debenture, the Holder has the right to require the holder of the FCP Debenture to execute an intracreditor or similar written agreement pursuant to which such holder acknowledges that the security interests of such holder and the Holder hereunder shall be equal, and in the event of a default under either the FCP Debenture or this Debenture, such debenture holders, as secured parties, will share, pari passu, with respect to the proceeds from any foreclosure of collateral securing such indebtedness.

6.   Anti-dilution Adjustments . The number of shares issuable upon conversion of this Debenture and the Conversion Price shall be subject to adjustment as follows:

(a)   In case the Company shall (i) pay a dividend or make a distribution on its common stock in additional shares or other securities, (ii) subdivide its outstanding common stock into a greater number of shares, (iii) combine its outstanding shares into a smaller number of shares or (iv) issue, by reclassification of its shares, any other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity), the number of share issuable upon conversion of this Debenture immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Conversion Shares, and other securities of the Company which such Holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection 6(a) shall become effective immediately after the effective date of such event.

(b)   In case the Company shall issue rights, options, warrants or convertible securities to holders of its shares, for no consideration, containing the right to subscribe for or purchase shares of common stock, the number of Conversion Shares thereafter issuable upon the conversion of this Debenture shall be determined by multiplying the number of Conversion Shares theretofore issuable upon conversion of this Debenture by a fraction, of which the numerator shall be the number of shares outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus the number of additional shares offered for subscription or purchase, and of which the denominator shall be the number of shares outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately upon issuance of such rights, options, warrants or convertible securities. In the event of such adjustment, corresponding adjustments shall be made to the Conversion Price.

(c)   In case the Company shall distribute to holders of its common shares evidences of its indebtedness or assets (excluding cash dividends or distributions out of current earnings made in the ordinary course of business consistent with past practices), then in each case the number of Conversion Shares thereafter issuable upon the conversion of this Debenture shall be determined by multiplying the number of Conversion Shares theretofore issuable upon conversion of this Debenture by a fraction, of which the numerator shall be the then Market Price (as defined below) on the date of such distribution, and of which the denominator shall be such Market Price on such date minus the then fair value (determined as provided in subsection 6(f) below) of the portion of the assets or evidences of indebtedness so distributed applicable to one share. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution. In the event of any such adjustment, the number of Conversion Shares shall also be adjusted and shall be that number determined by multiplying the number of shares issuable upon exercise before the adjustment by a fraction, the numerator of which shall be the Conversion Price in effect immediately before the adjustment and the denominator of which shall be the Conversion Price as so adjusted.

(d)   If the Company shall at any time while this Debenture is outstanding issue shares (including additional shares deemed to be issued upon conversion of any convertible security, but excluding shares issued as a dividend or distribution or upon a stock split or combination which is otherwise provided for in Section 6(a) above, or upon the issuance of options or warrants for no consideration which is otherwise provided for in Section 6(b) above) either without consideration, or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced by a full ratchet anti-dilution adjustment to such lesser price (calculated to the nearest cent).

For purposes of this Section 6(d), the consideration received by the Company for the issue of any additional shares shall be computed as follows:

(A)   Cash and Property. Such consideration shall:

(1)   insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)   insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Company's managers or governing board; and

(3)   in the event additional shares are issued together with other securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Company's board of directors.

(B)   Options, Rights and Convertible Securities. The consideration per unit received by the Company for additional shares deemed to have been issued pursuant to options, warrants, rights or other convertible securities (other than when issued for no consideration as provided for in Section 6(a) above), shall be determined by dividing

(1)   the total amount, if any, received or receivable by the Company as consideration for the issue of such options, rights, warrants or other convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such options, rights, warrants or the conversion or exchange of such convertible securities, by

(2)   the maximum number of shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options, rights, warrants or the conversion or exchange of such convertible securities.

(e)   Whenever the number of Conversion Shares issuable upon the conversion of this Debenture is adjusted as provided in this Section 6, the Conversion Price shall be adjusted by multiplying such Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Conversion Shares issuable upon the conversion of this Debenture immediately prior to such adjustment, and the denominator of which shall be the number of Conversion Shares issuable immediately thereafter.

(f)   For the purpose of this Section 6, the term " shares" shall mean (i) the common stock of the Company at the time of conversion, on a fully diluted basis. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, a Debenture holder shall be entitled to convert such Debenture into any securities of the Company other than common stock, (i) if the Debenture holder's right to convert is on any other basis than that available to all holders of the Company's common stock, the Company shall obtain an opinion of a reputable investment banking firm valuing such other securities and (ii) thereafter the number of such other securities so purchasable upon conversion of a Debenture and the Conversion Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 6.

(g)   Upon the expiration of any rights, options, warrants or conversion privileges, if such shall not have been exercised, the number of Conversion Shares issuable upon conversion of the Debenture and the Conversion Price, to the extent the Debenture has not then been converted, shall, upon such expiration, be readjusted and shall thereafter be such number and such price as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that the only shares issued in respect of such rights, options, warrants or conversion privileges were the shares, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the numbers of Conversion Shares issuable upon conversion of the Debenture or increasing the Conversion Price by an amount in excess of the amount of the adjustment made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(h)   Upon any adjustment of the Conversion Price and the number of Conversion Shares issuable upon conversion of the Debenture, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares issuable at such price upon the conversion of the Debenture, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7.   Merger, Reorganization or Consolidation . In any case in which a transaction would result in a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other unrelated corporation or other entity in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another unrelated corporation or other entity (all such transactions being referred to herein as a "Reorganization"), the surviving corporation or other entity shall be required to assume the Debenture or to issue a substitute Debenture in place thereof which substitute Debenture shall provide for terms at least as favorable to the Holder as contained in this Debenture and shall provide the Holder the right to acquire the kind and amount of common stock and other securities and property which the Holder would have owned or been entitled to receive had the Debenture been converted immediately prior to such Reorganization.

8. No Impairment.   No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Debenture at the time, place, and rate, and in the form, herein prescribed.

9.   Waiver of Demand/Presentment.   The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

10.   Cost and Fees.   The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

11.   Events of Default. If one or more of the following described "Events of Default" shall occur and continue for 30 days, unless a different time frame is noted below:

(a)   The Company shall default in the payment of principal or interest on this Debenture, and such failure shall continue for a period of five (5) days; or

(b)   The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after notice from the Holder of such failure; or

(c)   The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(d)   A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(e)   Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(f)   Any money judgment, writ or warrant of attachment, or similar process, in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(g)   Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

(h)   The Company shall not deliver to the Holder the shares pursuant to paragraph 4 herein within 30 days of receipt of Notice of Conversion; or

(i)   any of the representations or warranties made by the Company herein, in the Purchase Agreement or the Security Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture, the Purchase Agreement or the Security Agreement shall be false or misleading in a material respect on the Closing Date; or

(j)   the Company shall fail in any one of the following respects: (A) to file, within sixty (60) days from the date hereof, a registration statement on Form S-l or SB-2,(or other applicable form ("Registration Statement"), with the Securities and Exchange Commission ("SEC"), which Registration Statement shall register for sale all Conversion Shares which may be issuable upon conversion of this Debenture; (B) to use its commercially reasonable efforts to have such Registration Statement declared effective by the SEC within one hundred eighty (180) days from the date hereof (and for purposes hereof, the Company will be deemed to be using its ''commercially reasonable efforts" without any undue hardship or unreasonable expenses, provided it fully and appropriately responds to all comments from the SEC within ten (10) business days of receipt thereof, and diligently continues to seek effectiveness of such registration statement); or (C) to take such action to have the Registration Statement declared effective by the SEC within three (3) business days following written confirmation from the SEC that it either will not review the Registration Statement or that it has no further comment on the Registration Statement; or

(k)   If the Company is then a "reporting company" it shall fail to make the required filings or statements with the Securities Exchange Commission by the appropriate deadlines.

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue on all amounts outstanding under this Debenture at the rate of 12% per annum, until such Event of Default is cured or the principal, and all accrued interest under this Debenture is paid in full.

12.   Priority . This Debenture represents a prioritized obligation of the Company. However, no recourse shall be had for the payment of the principal of this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, unitholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

13.   Severability. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

14.   Entire Agreement . This Debenture, the Purchase Agreement, the Security Agreement and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

15.   Governing Law. This Debenture shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York. At Holder's election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in New York City and pursuant to its rules. Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

16.   Miscellaneous .

(a)   Notice of Certain Events . In the case of the occurrence of a Reorganization described in Section 7 of this Debenture, the Company shall cause to be mailed to the Holder of this Debenture at its last address as it appears in the Company's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days' notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice thereof, including, if applicable, a statement of the date on which such Reorganization is expected to become effective, and the date as of which it is expected that holders of record of the shares will be entitled to exchange their shares for securities, cash or other property deliverable upon such Reorganization.

(b)   Transmittal of Notices . Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

(1)	If to the Holder, to:

Regent Private Capital, LLC
152 West 57 th Street, 9 th Floor
New York, New York 10019
Telephone: 212-792-5304
Facsimile: 646-278-9699

With a copy to:

Kenneth E. Dornblaser, Esq.
Johnson, Jones, Dornblaser, Coffman & Shorb
15 W. Sixth Street, Suite 2200
Tulsa, Oklahoma 74119
Telephone: 918-584-6644
Facsimile: 918-584-6645

(2)	If to the Holder, to:

Vycor Medical, Inc.
30 Orville Drive, Suite 100
Bohemia, New York 11716
Telephone: 631-244-1435
Facsimile: 631-244-1436

With a copy to:

Benjamia A. Tail Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Phone 212-930-9700
Fax 212-930-9725

Each of the Holder or the Company may change the foregoing address by notice given pursuant to this Section 16 (b).

(c)   Attorneys' Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Debenture, or any judgment based on this Debenture, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: February 14, 2008

VYCOR MEDICAL, INC.

/s/ Heather N.Jensen	By:	/s/ KENNETH COVIELLO
Heather N.Jensen	Name:	KENNETH COVIELLO
President	Title:	CEO

EXHIBIT I
NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $_________of the above Debenture No._________ into shares of common stock of Vycor Medical, Inc. according to the conditions set forth in such Debenture, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion
________________________

Applicable Conversion Price
________________________

Signature
______________________________________
     [Print Name of Holder and Title of Signer]

Address:
______________________________________
______________________________________

SSN or EIN:
Shares are to be registered in the following name:

Name:
Address:
Tel:
Fax:
SSN or EIN:

Shares are to be sent or delivered to the following account:

Account Name:
Address: